Exhibit 99.1

May 19, 2014

RE: Changes in Executive Compensation

To Our Valued Shareholders:

I wanted to personally thank you for the feedback you provided earlier this year during our proxy season. The comments you gave us about each proposal were thoughtful, insightful, and constructive, and we took them into account.

Although we carefully formulated our needs for the originally proposed Stock Incentive Plan (“SIP”), it was clear that shareholders preferred a smaller tranche of shares be set aside for this purpose, and they strongly suggested we refresh the plan more frequently. We heard our shareholders loud and clear and in response, amended the plan prior to our annual meeting. As a result, the SIP received more than 90% of the vote in favor.

We also received commentary with regard to our advisory, non-binding proposal on executive compensation (a/k/a “Say-on-Pay”). While nearly all of the shareholders we spoke to expressed their appreciation for management’s actions in taking salary reductions throughout the difficult years of the recession and its aftermath, they preferred to see an executive bonus plan dependent on a metric they felt better reflected the value creation ARC is experiencing.

The original bonus structure we proposed in this year’s proxy statement was very similar to what has been in place throughout ARC’s history as a public company. It was designed to reward earnings growth aggressively, and to withhold any bonus in its absence. During this time we believe the bonus structure has performed as designed and has aligned my incentive compensation with our shareholders’ interests. Despite the successes we have been able to achieve in these difficult times, without earnings growth, I received no bonus for five years.

The Compensation Committee and I had hoped to keep the plan in place as we drive for renewed earnings growth in the years ahead. While earnings growth remains an important objective, many of our shareholders expressed a strong desire to tie my incentive compensation to growth in Adjusted EBITDA, a metric that has become more representative of the value of the Company as it has transformed. As such, I asked our Compensation Committee to recast a structure that reflects those interests, and they have agreed to do so. As the single largest shareholder in the Company, I firmly believe an EBITDA-based incentive structure promotes the interests of our equity holders.

The new bonus structure is based on year-over-year (“YoY”) Adjusted EBITDA growth: the greater the YoY Adjusted EBITDA growth, the greater the CEO’s participation in that growth. For example, at modest growth levels (e.g., 3%), the CEO receives a modest percentage share (e.g., 20%) of the difference between the previous year’s Adjusted EBITDA and the current year’s Adjusted EBITDA. As growth in Adjusted EBITDA increases, the CEO receives a greater percentage of the Adjusted EBITDA dollars incremental to the previous year’s Adjusted EBITDA. Further, the plan does not provide any reward for Adjusted EBITDA growth less than 2.5%, and caps the bonus at $4.0 million. The SEC filing regarding this change was made on May 19, 2014.

By addressing executive compensation issues and the details of our stock incentive plan in a timely and considered manner, I hope we have demonstrated our commitment to continue the productive dialogue this proxy season inspired, and to be responsive to the issues and concerns expressed by our shareholders.

Thank you for the support you’ve shown ARC Document Solutions and our Board of Directors, and for the commentary we’ve received concerning our proposals. We look forward to your continued participation as shareholders of the Company.

Sincerely,

K. Suriyakumar

Chairman, President & CEO